Exhibit 10.10

Reference Number

Date

Springview Enterprises Pte Ltd

203 Henderson Road

#06-01 Henderson Industrial Complex

Singapore 159546

Attn: Mr. KC Heng

Dear Sir

PROPOSED RECONSTRUCTION OF [   ]

- LETTER OF AWARD

On behalf of____________ (hereinafter referred to as the Employer), we are pleased to award you the contract for the above Project subject to the following terms and conditions:

1.0	CONTRACT SUM

The Contract shall be based on the lump sum price of $(Singapore Dollars: Two Million Six Hundred Sixteen Thousand Seven Hundred Only) excluding Goods and Services Tax (GST). The breakdown of the Contract Sum is as follows:

S$

Preliminaries

PC & Provisional Sums

Schedule of Works

Earthing and Lighting Protection Installation

Plumbing and Sanitary Installation

Total Goodwill Discount
Agreed Sum

2.0	LUMP SUM PRICE CONTRACT

The Form of Contract shall be the Articles and Conditions of Building Contract for the Lump Sum Contract Ninth Edition, Reprinted August 2011 published by the Singapore Institute of Architects including any supplemental conditions in the Main Contract Tender Documents.

All works stated in the drawings (including notes in the drawings) and Contract Documents are deemed to be included in the price. The Schedule of Works in the Contract Documents shall be used as a guide for progress payment purposes and all variations shall be valued in accordance with the Conditions of Contract.

There shall be no reimbursement for insufficient quantities or items not indicated in the Schedule of Works. Furthermore, the Contractor shall not be reimbursed for any price fluctuations irrespective of whether such fluctuations come into effect after the submission of tenders or during the progress of works.

3.0	CONTRACT PERIOD AND MOBILIZATION

The Contract Period shall be Sixteen (16) calendar months, commencing from the date of receipt of Permit to Commence Demolition Works issued by the Building Construction Authority (BCA) or four (4) weeks from date of Letter of Award, whichever is the earlier.

The actual contractual Commencement Date shall be re-confirmed in a separate letter to be provided within seven (7) days of receipt of Permit to Commence Demolition Works.

The period between the date of this award letter and Commencement Date shall be deemed the mobilization period. No site works are permitted during this period.

4.0	POSSESSION AND COMMENCEMENT OF WORKS

You shall take possession of the Site on [date] and contain your work within the site boundary.

No work other than site preparation shall be carried out on site until the necessary performance bond and insurance policies have been received and accepted by us.

5.0	LIQUIDATED DAMAGES

The liquidated damages shall be S$700.00 per calendar day for non-completion, and shall include Sundays and public holidays, if the Works remain incomplete at the end of the Contract period.

6.0	MAINTENANCE PERIOD

The Maintenance Period shall be twelve (12) months from the date of the Completion Certificate issued by the Architect.

7.0	PROGRAMME OF WORKS

You shall submit a detailed work programme within fourteen (14) days from date of the Letter of Award.

8.0	INSURANCE POLICIES

You shall procure and execute all necessary insurance policies stipulated under the Clauses 19 and 20 of the Conditions of Contract including Work Injury Compensation, Insurance for the Works and Third Parties Liabilities policies within seven (7) days from the date of this letter.

The original copies of the insurance policies and receipts of the premiums paid under these policies shall be submitted to us for inspection and safe-keeping.

No site works whatsoever are permitted to commence prior to the satisfactory execution of the requisite insurance policies.

9.0	PERFORMANCE BOND

Within seven (7) days of the Commencement Date, you shall submit to the Employer through the Architect, the Performance Bond in the form of an insurance bond from an approved insurance company in an amount equal to 10% of the Contract Sum for the entire duration of the Contract inclusive of the twelve months Maintenance Period.

The Performance Bond shall be identical to the proforma included in the Appendices to the Main Contract Tender Documents.

10.0	ADJUSTMENT OF SCHEDULE OF RATES

It is agreed that the Schedule of Rates for the Building and Services Work where not in order shall be adjusted to reflect fair market rates to the satisfaction of the Quantity Surveyor and the Services Engineer before the execution of the Contract.

11.0	DESIGNATED SUB-CONTRACTORS / SUPPLIERS

The Employer has the option to domesticate or nominate sub-contractors for works and/or the supply of items described in the Prime Cost and Provisional Sums section with profit and or attendance deemed included in your Contract Sum.

The payment conditions provided for nominated sub-contractors and suppliers under Clause 30 of the Conditions of Contract shall continue to apply notwithstanding that the sub-contractors or suppliers are domesticated.

12.0	WORKPLACE SAFETY AND HEALTH ACT

You shall comply with the requirements of Workplace Safety and Health Act (WSHA) including the subsidiary legislation gazetted under the Act in respect of site safety and or Occupational Safety and Health for the Construction Industry.

Letter of Award

13.0	SITE PERSONNEL AND ORGANISATION

You shall appoint a Project Manager who shall attend all site meetings and be in charge of the administration of the entire Contract on a full-time basis. Your Project Manager’s performance shall be subject to review and be replaced if his performance is unsatisfactory at any time.

You shall submit to us an organization chart with a list of the site supervisory staff for our approval within seven (7) days from the date of this letter. All approved site personnel assigned to the project shall not be replaced without the prior consent of the Architect in writing.

14.0	SITE FACILITIES, ETC

The Contractor is required to provide and bear the costs for all site facilities such as offices, toilet, stores, etc. according to their needs.

The Contractor is requested to submit a P. E. endorsed plans for any temporary buildings of two storeys or more to the BCA.

Under the Regulation 42 of the Fire Safety Regulations, plans for all temporary buildings on construction sites must be endorsed by a Qualified Person and kept in the site office for inspection at all times.

15.0	DRAWINGS AND CONTRACT DOCUMENTS

The following documents shall form an integral part of the Contract:

15.1)	Tender Addendum No 1 dated [date] and Tender Clarification to Tender Query 1 dated [date] issued by Architect

15.2)	Notice to Tenderers No 2 dated [date] issued by Quantity Surveyor

15.3)	Post Tender Questionnaire and Clarification formally issued by Architect, Quantity Surveyor, Structural Engineer and M&E Engineer on [date]

15.4)	Your revised Tender Reply 1 dated [date]

15.5)	Email from Quantity Surveyor dated [date] and your reply dated [date].

15.6)	Email from Quantity Surveyor dated [date] and your reply dated [date].

15.7)	Your revised Tender Reply 2 dated [date]

15.8)	Email from Quantity Surveyor dated [date] and your reply dated [date]

15.9)	Email from Quantity Surveyor dated [date]

15.10)	Your revised tender submission and reply in response to QS’ email and revised tender price via email dated [date]

15.11)	Your submission and reply in response to email on [] via email dated [date]

15.0	DRAWINGS AND CONTRACT DOCUMENTS (Cont’d)

15.12)	Post Tender Questionnaire 2 dated [date] issued by Architect and your confirmation via email dated [date]

In the event of discrepancy between this Letter of Award and any of the other documents listed in Clause 15.0 herein, this Letter of Award shall prevail.

Unless the formal Contract is executed, your confirmation of acceptance of the contents of this letter shall constitute a binding agreement between the Employer and yourself.

Please confirm your agreement of the above conditions by signing on the Acceptance page of this letter.

Yours faithfully,

cc

ACCEPTANCE

We, the undersigned, hereby acknowledge receipt of the Letter of Award ref                        dated                                  and confirm that the terms and conditions contained in the Tender Documents and as stipulated by the issuance of this Letter of Award are unconditionally accepted and agreed to.

Authorised Signatory for and on behalf	Date

of SpringView Enterprises Pte Ltd